Company Act File No. 811-23931

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 3 ☒

CPG Vintage Access Fund VII, LLC
(Exact Name of Registrant as Specified in its Charter)

660 Fifth Avenue
New York, New York 10103
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Alex Lee
c/o Central Park Advisers, LLC
660 Fifth Avenue
New York, New York 10103
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Stradley Ronon Stevens & Young, LLP

100 Park Avenue, Suite 2000

New York, NY 10017

212-812-4125

Check each box that appropriately characterizes the Registrant:

☒ Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐ Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐ Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐ A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐ Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐ Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐ If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐ New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Investment Company Act File No. 811-23931

CPG VINTAGE ACCESS FUND VII, LLC

April 2025

Supplement to the Confidential Memorandum Dated March 20, 2024

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG VINTAGE ACCESS FUND VII, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, UNITS OF LIMITED LIABILITY COMPANY INTERESTS (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENTS IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS A HIGHLY ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, CENTRAL PARK ADVISERS, LLC, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE CONFIDENTIAL MEMORANDUM, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

CPG Vintage Access Fund VII, LLC Supplement

April 2025

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated March 20, 2024, as amended or supplemented from time to time (the "Memorandum") of CPG Vintage Access Fund VII, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Memorandum and Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application.

* * *

This Supplement advises Investors of (i) the resignation of Ruth Goodstein from the Fund’s Board of Directors; (ii) the resignation of Michael Mascis as the Fund’s Principal Executive Officer; and (iii) the appointment of Alex Lee to the Fund’s Board of Directors and as the Fund’s Principal Executive Officer. The foregoing is effective as of April 10, 2025.

The section of the Memorandum entitled "Investment Advisory Services—Portfolio Management—Investment Committee" is hereby amended to update information about the Fund’s Investment Committee and other Officers.

All references to Ms. Goodstein in her role on the Fund’s Board of Directors and Mr. Mascis in his role as the Fund’s Principal Executive Officer are hereby deleted.

Alex Lee. Alex Lee is Head of MAM Wealth Solutions (as of May 2025), Chair of the Investment Committee, a Director of the Fund and Principal Executive Officer of the Fund. He previously served as a Vice President of the Fund and Co-Head of MAM Wealth Solutions from 2024 to 2025. Mr. Lee joined MAM as part of Macquarie's 2022 acquisition of Central Park Group, where he was director of research. Mr. Lee has more than 25 years of experience in the financial services industry. Prior to joining Central Park Group in 2010, Mr. Lee was a vice president at First Eagle Investment Management, where he co-managed several multi-manager hedge fund portfolios. Prior to First Eagle, he was the director of research for Bookbinder Capital Management, an alternative investment manager specializing in hedge funds. Before that, Mr. Lee was an investment banking associate at Bear, Stearns & Co., Inc., where he worked on numerous transactions for clients in the financial services industry. Mr. Lee began his career as an investment analyst for Mesirow Financial, where he performed hedge fund due diligence. Mr. Lee received his bachelor's degree in political science from Washington University in St. Louis and earned an MBA from the Leonard N. Stern School of Business at New York University.

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The following supplements the information (and supersedes any contrary information) in the section of the Memorandum entitled "Management of the Fund–Information About the Directors and Executive Officers":

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex* Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex
INTERESTED DIRECTOR
Alex Lee (51) Macquarie Asset Management 660 Fifth Avenue New York, New York 10103 Director and Principal Executive Officer	Term - Indefinite Length - Since 2025	Head, MAM Wealth Solutions (since 2025); Co-Head, MAM Wealth Solutions (2024-2025); Head of Research, MAM Wealth Solutions, (2022-2024); Director of Research of Central Park Group, LLC (2010-2022)	10	None

* The Fund Complex consists of the Fund, CPG Carlyle Commitments Fund, LLC, CPG Carlyle Commitments Master Fund, LLC, CPG Focused Access Fund, LLC, CPG Vintage Access Fund, LLC, CPG Vintage Access Fund II, LLC, CPG Vintage Access Fund III, LLC, CPG Vintage Access Fund IV, LLC, CPG Vintage Access Fund V, LLC and CPG Vintage Access Fund VI, LLC.

● Alex Lee – In addition to serving as a Director of the Fund, Mr. Lee is the Head of MAM Wealth Solutions (as of May 2025), Chair of the Investment Committee and Principal Executive Officer of the Fund. He previously served as a Vice President of the Fund and Co-Head of MAM Wealth Solutions from 2024 to 2025. Mr. Lee joined MAM as part of Macquarie's 2022 acquisition of Central Park Group, where he was director of research. Mr. Lee has more than 25 years of experience in the financial services industry. Prior to joining Central Park Group in 2010, Mr. Lee was a vice president at First Eagle Investment Management, where he co-managed several multi-manager hedge fund portfolios. Prior to First Eagle, he was the director of research for Bookbinder Capital Management, an alternative investment manager specializing in hedge funds. Before that, Mr. Lee was an investment banking associate at Bear, Stearns & Co., Inc., where he worked on numerous transactions for clients in the financial services industry. Mr. Lee began his career as an investment analyst for Mesirow Financial, where he performed hedge fund due diligence. Mr. Lee received his bachelor's degree in political science from Washington University in St. Louis and earned an MBA from the Leonard N. Stern School of Business at New York University.

The following table sets forth the dollar range of ownership of equity securities of the Fund and other registered investment companies overseen by the Director within the Fund Complex, in each case as of December 31, 2024. The Directors are not required to invest in the Fund.

Name of Director	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by the Director in the Fund Complex
Alex Lee	None	Over $100,000

* * *

If you have any questions, or already have completed an Investor Application/Subscription Agreement in connection with subscribing for Units and wish to discuss further your investment with the Adviser, please feel free to contact the Adviser at (212) 317-9200.

Other than Macquarie Bank Limited ABN 46 008 583 542 ("Macquarie Bank"), any Macquarie Group entity noted in this document is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these other Macquarie Group entities do not represent deposits or other liabilities of Macquarie Bank. Macquarie Bank does not guarantee or otherwise provide assurance in respect of the obligations of these other Macquarie Group entities. In addition, if this document relates to an investment, (a) the investor is subject to investment risk including possible delays in repayment and loss of income and principal invested and (b) none of Macquarie Bank or any other Macquarie Group entity guarantees any particular rate of return on or the performance of the investment, nor do they guarantee repayment of capital in respect of the investment.

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PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements: The unaudited financial statements of the Registrant for the semi-annual period ended September 30, 2024, are incorporated by reference to the Registrant's Semi-Annual Report.

2.	Exhibits:

(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (File No. 811-23931) filed on February 2, 2024.

(a)(2)	Form of Amended and Restated Limited Liability Company Agreement is incorporated by reference to Appendix B to the Registrant's Confidential Memorandum is incorporated by reference to Exhibit (a)(2) of Amendment No. 2 to the Registration Statement filed on September 12, 2024 ("Amendment No. 2").

(b)	Not Applicable.

(c)	Not Applicable.

(d)	See Item 25(2)(a)(2).

(e)	Not Applicable.

(f)	Not Applicable.

(g)(1)	Investment Advisory Agreement is incorporated by reference to Exhibit (g)(1) of Amendment No. 2.

(g)(2)	Organizational Expenses Limitation Agreement incorporated by reference to Exhibit (g)(2) of Amendment No. 2.

(h)	Not Applicable.

(i)	Not Applicable.

(j)(1)	Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(1) of Amendment No. 1 to the Registration Statement, filed on March 20, 2024 ("Amendment No. 1").

(j)(2)	Amendment to the Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(2) of Amendment No. 1.

(k)	Administration, Fund Accounting and Recordkeeping Agreement incorporated by reference to Exhibit (k) of Amendment No. 2.

(l)	Not Applicable.

(m)	Not Applicable.

(n)	Not Applicable.

(o)	Not Applicable.

(p)	Not Applicable.

(q)	Not Applicable.

(r)(1)	Code of Ethics of the Registrant, as revised December 14, 2023, is incorporated by reference to Exhibit (r)(1) of Amendment No. 1.

(r)(2)	Code of Ethics of Central Park Advisers, LLC incorporated by reference to Exhibit (r)(2) of Amendment No. 2.

*	Filed herewith.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing
Miscellaneous

Total

* Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

After completion of the private offering of units of limited liability company interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the Registrant's investment adviser (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of December 31, 2024:

Title of Class	Number of Record Holders
Units of Limited Liability Company Interests	1,156

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), included as Appendix B to the Confidential Memorandum filed herewith, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) hereto. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

Information as to the directors and officers of the Adviser, together with information as to any other business, profession, vocation, or employment of a substantial nature in which the Adviser, and each member, director, executive officer or partner of the Adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, director, officer, employee, partner or trustee, is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

UMB Fund Services, Inc., the Registrant's administrator, will maintain certain required accounting related and financial books and records of the Registrant at 235 W. Galena St. Milwaukee, WI 53212. The other required books and records will be maintained by Central Park Advisers, LLC, 660 Fifth Avenue, New York, New York 10103.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of April, 2025.

CPG VINTAGE ACCESS FUND VII, LLC

By:	/s/ Alex Lee
Alex Lee
Authorized Person

Exhibit Index

None

EX-101	Inline Interactive Data File - the instance document does not appear on the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

EX-101.INS	XBRL Taxonomy Instance Document

EX-101.SCH	XBRL Taxonomy Schema Document

EX-101.DEF	XBRL Taxonomy Definition Linkbase Document

EX-101.LAB	XBRL Taxonomy Label Linkbase Document

EX-101.PRE	XBRL Taxonomy Presentation Linkbase Document